Exhibit 28(b)(iii)
SEASONS SERIES TRUST
AMENDMENT NO. 2 TO THE BY-LAWS
January 21, 2010
     Trustees of Seasons Series Trust, a Massachusetts business trust (the “Trust”) established under the Declaration of Trust of the Trust dated October 10, 1995 and filed October 11, 1995 (hereinafter, as amended, referred to as the “Declaration of Trust”), acting pursuant to the authority conferred upon the Trustees of the Trust by Sections 3.1, 3.8 and 3.9 of the Declaration of Trust and Article VII of the By-Laws of the Trust, hereby amend the Amended and Restated By-Laws dated June 15, 2004, effective as of the date hereof:
     That Sections 1.04 and 1.05 of Article I of the By-Laws of Seasons Series Trust be and they hereby are amended in their entirety to read as follows:
ARTICLE I
SHAREHOLDERS
     Section 1.04. Notice of Meetings; Adjournments. Not less than ten days nor more than 90 days before the date of any Shareholders’ meeting, the Secretary shall give to each Shareholder entitled to vote at such meeting, written or printed notice stating the time and place of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, either by mail or by presenting it to the Shareholder personally or by leaving it at the Shareholder’s residence or usual place of business. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the Shareholder at his post office address as it appears on the records of the Trust, with postage thereon prepaid. Notwithstanding the foregoing provision, a waiver of notice in writing, signed by the Person or Persons entitled to such notice and filed with the records of the meeting, whether before or after the holding thereof, or actual attendance at the meeting in person or by proxy, shall be deemed equivalent to the giving of such notice to such Persons.
     Any meeting of Shareholders, annual or special, may be adjourned by the chair of the meeting from time to time, whether or not a quorum is then present, to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement at the meeting, provided that such meeting is adjourned to a date not more than 120 days after the date fixed for the original meeting. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.
     Section 1.05. Quorum. At any meeting of Shareholders the presence in person or by proxy of Shareholders entitled to cast a majority of the votes thereat

Exhibit B - Clean
shall constitute a quorum; but this Section shall not affect any requirement under statute or under the Declaration for the vote necessary for the adoption of any measure.
     That Section 4.02 of Article IV of the By-Laws of Seasons Series Trust be and it hereby is amended in its entirety to read as follows:
ARTICLE IV
SHARES OF BENEFICIAL INTEREST
     Section 4.02. Record Dates. For the purposes of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any dividend or distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period as the Trustees may determine, not exceeding twenty (20) days; or, with or without closing the transfer books, the Trustees may fix a date not more than ninety (90) days prior to the date of any meeting of Shareholders or any other action as a record date for the determination of Shareholders entitled to vote at such meeting or any adjournment thereof or to be treated as Shareholders of record for purposes of such other action, and any Shareholder who was a Shareholder on such record date shall be entitled to vote at such meeting or any adjournment thereof or be treated as a shareholder for purposes of such other action, even though he has since that date disposed of his Shares, and no Shareholder becoming such after that date shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action.

2